Exhibit 99.1

       Midas Completes 2003 Restructuring Actions on Schedule;
     Exceeds $33 Million Term Debt Reduction Target by $7 Million

    ITASCA, Ill.--(BUSINESS WIRE)--Jan. 7, 2004--Midas, Inc. (NYSE:
MDS) announced today that it has successfully completed the company's 2003 business transformation activities. As of the end of its fiscal year, Midas had:

    -- Closed all 77 Parts Warehouse, Inc. (PWI) quick-delivery parts warehouses it operated at the beginning of 2003, and eliminated substantially all related lease obligations;

    -- Reduced the number of its company-operated Midas shops from 111 to 73 at the end of the year, through closure or re-franchising;

    -- Completed the transition of parts distribution to Midas shops in North America to AutoZone and Uni-Select;

    -- Closed all but one of its 12 regional distribution centers in the U. S. and Canada;

    -- Sold or liquidated parts inventory with an original vendor cost of more than $80 million;

    -- Reduced its total workforce at the company's corporate headquarters and in the field from 1,900 at the beginning of 2003 to 900 at the end of the fiscal year;

    -- Reclaimed 500,000 common stock warrants from its lenders as a result of exceeding the $33 million term loan debt reduction target, and

    -- Strengthened its balance sheet by reducing term loan debt by $40.1 million since the company's March 2003 refinancing.

    In April 2003, Midas announced agreements with AutoZone in the United States and Uni-Select in Canada for distribution of Midas brand and other automotive parts to the 1,900 Midas shops in North America. Midas' timetable to exit the parts distribution business was the end of fiscal 2003.
    The transfer of responsibility for shipping weekly replenishment orders to AutoZone and Uni-Select distribution centers began in June and rolled out at intervals of every three to four weeks through November. Meanwhile, Midas shops began purchasing much of their just-in-time delivery parts requirements from local AutoZone and Uni-Select member retail stores.
    Midas liquidated inventories in its regional distribution centers and quick-delivery warehouses by selling parts to AutoZone and Uni-Select, by returning stock to vendors and by conducting liquidation sales. The company used cash generated from inventories to reduce debt, to reduce payables and for restructuring activities.
    Midas refinanced its debt facilities at the end of March 2003. At the end of fiscal March, Midas' term loans stood at $132.5 million (before unamortized debt discount and accrued but unpaid interest) and its revolving credit facility had $4.6 million outstanding.
    As of fiscal year-end, Midas' term loans had been reduced by $40.1 million to $92.4 million (before debt discount and accrued but unpaid interest) and its revolving credit facility outstanding balance had been reduced to zero.
    "The timely success of the transition of our wholesale business is a real tribute to the support of Midas franchisees, Midas employees and our partners at AutoZone and Uni-Select," said Alan D. Feldman, Midas' president and chief executive officer.
    "In just seven months, we transferred responsibility for shipping and delivery of parts, liquidated remaining inventories and shut down the distribution centers," Feldman said. "We are grateful to all team members who had a role in this significant accomplishment."
    Feldman said that special charges associated with the physical closing of remaining distribution centers in the fourth quarter will be recorded in fiscal 2003. The company does not anticipate additional charges in 2004 in connection with exiting the distribution business.
    "Midas begins 2004 in a much improved financial position as a result of exiting the unprofitable distribution business and significantly reducing our inventories and debt levels," he said. "We expect to refinance our debt at lower interest rates during the first half of this year."
    Midas has restructured the company to focus on the profitable franchising and real estate businesses. Midas continues to manufacture exhaust parts in Hartford, Wisc., which the company sells to AutoZone and Uni-Select, as well as through its IPC wholesale system. The company has retained its warehouse in Chicago to distribute exhaust parts.
    Midas is one of the world's largest providers of automotive service, offering exhaust, brake, steering, suspension and maintenance services at 2,700 franchised, licensed and company-owned Midas shops in 19 countries, including 1,900 in the United States and Canada.
    NOTE: This news release contains certain forward-looking statements that are based on management's beliefs as well as assumptions made by and information currently available to management. Such statements are subject to risks and uncertainties, both known and unknown, that could cause actual results, performance or achievement to vary materially from those expressed or implied in the forward-looking statements. The company may experience significant fluctuations in future results, performance or achievements due to a number of economic, competitive, governmental, technological or other factors. Additional information with respect to these and other factors, which could materially affect the company and its operations, is included in the company's filings with the Securities and Exchange Commission, including the company's 2002 annual report on Form 10-K.


    CONTACT: Midas, Inc.
             Bob Troyer, 630-438-3016
             www.midasinc.com